As filed with the Securities and Exchange Commission on January 28, 2022

Registration No. 333-234005

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM F-10
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GOLDEN STAR RESOURCES LTD.

(Exact name of Registrant as specified in its charter)

Canada	1040	Not Applicable
(Province or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

333 Bay Street, Suite 2400
Toronto, Ontario
M5H 2T6, Canada
(416) 583-3800

(Address and telephone number of Registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor
New York, New York 10168
(800) 221-0102

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

John Sabetti	Brian Boonstra
Fasken Martineau DuMoulin LLP	Davis Graham & Stubbs LLP
333 Bay Street, Suite 2400	1550 17th Street, Suite 500
Bay Adelaide Centre, Box 20	Denver, Colorado 80202
Toronto, Ontario	USA
M5H 2T6	(303) 892-9400
(416) 366-8381

Approximate date of commencement of proposed sale of the securities to the public:

From time to time after this registration statement becomes effective.

Province of Ontario, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A.	☒	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B.	☐	at some future date (check appropriate box below)

	1.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).

	2.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).

	3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

	4.	☐	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box. ☐

EXPLANATORY NOTE

On September 30, 2019, Golden Star Resources Ltd. (the “Registrant”) filed with the Securities and Exchange Commission a registration statement on Form F-10 (Registration No. 333-234005), which was amended and became effective on October 29, 2019 (the “Registration Statement”), registering the sale by the Registrant from time to time of its common shares, First Preferred shares, subscription receipts, warrants to purchase any of the other securities that are described in the Registrant’s short form base shelf prospectus or any supplement thereto, debt securities, or any combination thereof for up to an aggregate offering price of US$300,000,000 (all of the foregoing collectively, the “Securities”).

Pursuant to the arrangement agreement dated October 31, 2021, as amended by an amending agreement dated November 24, 2021 (the “Arrangement Agreement”), among the Registrant, Chijin International (Hong Kong) Limited (the “Purchaser”), a majority-controlled subsidiary of Chifeng Jilong Gold Mining Co., Ltd. (“Chifeng”), and Chifeng, the Purchaser and its assignee acquired on January 28, 2022 all of the issued and outstanding common shares of the Registrant for cash consideration of US$3.91 per common share.

In connection with the completion of the transactions contemplated by the Arrangement Agreement, the Registrant has terminated any and all offerings of its Securities pursuant to the Registration Statement. This Post-Effective Amendment No. 1 to the Registration Statement is being filed to deregister all of the Securities formerly issuable and registered under the Registration Statement and not otherwise sold by the Registrant as of the date hereof, and to discontinue the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chengdu, China, on January 28, 2022.

GOLDEN STAR RESOURCES LTD.

By:	/s/ Tiehe Chen
Name: Tiehe Chen
Title: Chief Executive Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Tiehe Chen and Michang Zhang, and each of them, either of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Tiehe Chen	Chief Executive Officer and Director	January 28, 2022
Tiehe Chen	(Principal Executive Officer)

/s/ Michang Zhang	Chief Financial Officer	January 28, 2022
Michang Zhang	(Principal Financial and Accounting Officer)

/s/ Zhiyong Chen	Director	January 28, 2022
Zhiyong Chen

/s/ Dandan Xu	Director	January 28, 2022
Dandan Xu

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act, the undersigned has signed this registration statement, solely in its capacity as the duly authorized representative of the Registrant in the United States, on January 28, 2022.

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.